Exhibit 23.5

CONSENT OF INDEPENDENT INDUSTRY RESEARCH FIRM

We hereby consent to the references to our firm in this Registration Statement on Form S-4 of Chardan NexTech Acquisition 2 Corp. (the “Registration Statement”) and to the use of information from our reports dated August 2021. We also consent to all references to us contained in such Registration Statement.

FROST & SULLIVAN
/s/ Krishna Srinivasan
Name: Krishna Srinivasan
July 21, 2022